Exhibit 4.4

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT, dated as of March 1, 2012 (this “Agreement”), by and among PHARMACEUTICALS, INC., a Delaware corporation (“Kolltan”), and GILEAD SCIENCES, INC., a Delaware corporation (the “Initial Investor”).

W I T N E S S E T H:

WHEREAS, the Initial Investor is purchasing 12,500,000 shares of Series C Preferred Stock (such capitalized term and all other capitalized terms used in this Agreement having the respective meanings provided in Article I) pursuant to, and upon the terms and subject to the conditions of, the Subscription Agreement;

WHEREAS, as a condition to Kolltan’s willingness to issue shares of Series C Preferred Stock to the Initial Investor pursuant to the Subscription Agreement, Kolltan requires that the Initial Investor execute and deliver this Agreement to Kolltan;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Initial Investor is willing to limit the purchase by the Investor and its Affiliates and their respective Associates of additional shares of capital stock and other securities of Kolltan, and the disposition by the Investor and its Affiliates and their respective Associates of shares of capital stock and other securities of Kolltan and to regulate certain activities; and

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Definitions.

(a)                                 As used in this Agreement, the terms “Agreement”, “Initial Investor”, “Kolltan”, and “Subscription” shall have the respective meanings assigned to such terms in the introductory paragraph of and recitals to this Agreement.

(b)                                 All the agreements or instruments herein defined shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and of this Agreement.

(c)                                  The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” shall mean with respect to any Person, any Person which directly or indirectly (i) Controls such Person, (ii) is Controlled by such Person or (iii) is under common Control with such Person; provided, however, that whether or not otherwise an “Affiliate” under the foregoing provisions, in the case of a Person who is an investment fund, “Affiliate” shall include any other Person who is an investment fund and that has the same investment manager, investment adviser or general partner as such Person.

“Altschul” means Mr. Arthur G. Altschul, Jr. and his heirs, executors, administrators, personal representatives, and assigns.

“Associate” means, when used to indicate a relationship with any Person: (1) any other Person (other than Kolltan) of which such Person is an officer, trustee, or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities, (2) any trust or estate in which such Person has a beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person. Notwithstanding the foregoing, in the case of a Person that is a director of the Initial Investor but not an employee or officer of the Initial Investor, any entity in which such Person is an officer, trustee or partner in such entity shall not be considered an Affiliate or an Associate of such Person for purposes of this Agreement.

“Beneficial Owner” (including, with its correlative meanings, “Beneficially Own” and “Beneficial Ownership”), with respect to any securities, means any Person which:

(1)                                 has, or any of whose Affiliates has, directly or indirectly, the sole or shared right to acquire (whether such right is exercisable immediately or only after the passage of time) such securities pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;

(2)                                 has, or any of whose Affiliates has, directly or indirectly, the sole or shared right to vote or dispose of (whether such right is exercisable immediately or only after the passage of time) or “beneficial ownership” (as determined pursuant to Rule 13d-3 under the 1934 Act as in effect on the date hereof, but including all such securities which a Person has the right to acquire beneficial ownership of, whether or not such right is exercisable within the 60-day period specified therein) of such securities, including pursuant to any agreement, arrangement or understanding (whether or not in writing); or

(3)                                 has, or any of whose Affiliates has, any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of any securities which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate thereof).

“Board of Directors” means the Board of Directors of Kolltan.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of Kolltan to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and which Kolltan shall furnish by notice to the Investor.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in the State of New York are authorized or required by law or regulation to remain closed.

“Certificate of Incorporation” means the Certificate of Incorporation of Kolltan, as amended from time to time.

“Change in Control” means the consummation of:

(1)                                 the acquisition pursuant to a third party tender offer or exchange offer for Kolltan Securities that results in such third party Beneficially Owning Kolltan Securities representing more than 50% of the Voting Power of Kolltan;

(2)                                 a sale of all or substantially all of the assets of Kolltan in one transaction or in a series of related transactions; or

(3)                                 a merger, consolidation or other business combination transaction that would result in a Person holding Voting Power of the entity surviving or resulting from such transaction representing more than 50% of the Voting Power of such entity.

“Closing Date” means the Closing Date as defined in the Subscription Agreement.

“Common Stock” includes the Common Stock, $.001 par value, of Kolltan as authorized on the date hereof, and any other securities into which or for which the Common Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise and any stock (other than Common Stock) and other securities of Kolltan or any other Person which the Investor at any time shall be entitled to receive, or shall have received, on the exercise of conversion, purchase, exchange or other rights of any Investor Securities, in lieu of or in addition to Common Stock.

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 1, 2011, between Kolltan and the Initial Investor.

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) means, with respect to a Person or Group:

(1)                                 ownership by such Person or Group of securities having Votes entitling it to exercise in the aggregate 50% or more of the Voting Power or of 50% or more of the Equity Interests of the Person or Group, including, without limitation, ownership by two or more trusts with substantially the same beneficiaries as one another; or

(2)                                 possession by any Person or Group of the power, directly or indirectly, (i) to elect a majority of the board of directors (or equivalent governing body) of the Person or Group in question; (ii) to direct or cause the direction of the management and policies of or with respect to the Person or Group in question, whether through ownership of securities, by contract or otherwise; or (iii) with respect to a particular action or agreement, to direct or cause the direction of decisions, or veto or otherwise prevent decisions, of or with respect to the Person or Group in question relating to such action or agreement.

“Co-Sale Agreement” means the Amended and Restated Co-Sale Agreement, dated on or about the date hereof, by and among Kolltan, the stockholders of Kolltan parties thereto, Schlessinger and Altschul.

“Encumbrance” means any mortgage, deed of trust, claim, security interest, lien, pledge, lease, sublease, charge, escrow, option, proxy, right of occupancy, right of first offer or first refusal, preemptive right, covenant, conditional limitation, hypothecation, prior assignments, easement, title retention agreement, indenture, security agreement, or any other encumbrance of any kind.

“Equity Interest” means, with respect to any Person, in the case of a Person that is a corporation, any shares of stock issued by such Person, in the case of any Person that is a partnership, any partnership interest in such Person, in the case of a Person that is a limited liability company, any membership interest in such Person, or any other interest in such Person that entitles the owner or holder of such interest to dividends or distributions from the earnings, profits, income, or surplus of such Person or to receive in a dissolution or liquidation of such Person a share of the assets of such Person remaining after payment or provision for all claims of creditors.

“Governmental Authority” means any federation, nation, state, sovereign, or government, any federal, supranational, regional, state, local or political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, arbitration tribunal, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

“Group” means any group within the meaning of Section 13(d)(3) of the 1934 Act as in effect on the date hereof, but without being limited to a group acting for the purpose of acquiring, holding or disposing of securities of the type specified in Section 13(d)(1) of the 1934 Act.

“Inadvertent Breach” shall have the meaning provided in Section 5.12(d).

“Investor” means the Initial Investor and any other Person who becomes an Investor in accordance with the terms of this Agreement, and if at any time there shall be more than one Person who is an “Investor,” the “Investor” shall refer to any or all of such Persons, as appropriate in the context.

“Investor Representative” means a senior business executive of the Initial Investor, and initially shall be Dr. Muz Mansuri or Dr. Norbert Bischofberger, or such other natural person who is so eligible and who shall be designated by not less than ten days’ notice by the Initial Investor to Kolltan.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement, dated on or about the date hereof, by and among Kolltan and the stockholders of Kolltan parties thereto.

“Investor Securities” means the shares of Series C Preferred Stock purchased by the Initial Investor pursuant to the Subscription Agreement, the shares of Common Stock issuable or issued upon conversion of such shares of Series C Preferred Stock, any Pre-emptive Right Securities purchased by an Investor in accordance with Section 2.1, and any other Kolltan Securities Beneficially Owned by the Investor or any of its Affiliates or any of their respective Associates, whether or not the Investor or any of its Affiliates or any of their respective Associates acquired Beneficial Ownership of such Kolltan Securities in accordance with this Agreement.

“Kolltan Approval” means with respect to a particular action or matter that such action or matter shall have been approved by the affirmative vote of a majority (or such greater percentage as Kolltan or the Board of Directors shall have established) of the Whole Board of Directors, which approval is set forth in a Board Resolution.

“Kolltan Securities” means the Common Stock, the Preferred Stock and any other securities issued by Kolltan.

“1934 Act” means the Securities Exchange Act, as amended.

“Observer” shall mean a representative of the Initial Investor that has observer rights to attend meetings of the Board of Directors of Kolltan.

“Other Pharmaceutical Company” shall have the meaning provided in Section 5.1(b).

“Other Pharmaceutical Company Standstill Terms” shall have the meaning provided in Section 5.1(b).

“Person” means a natural person, a partnership, an association, a joint venture, a corporation, a company, a business, a trust, an unincorporated organization, any other entity formed or organized under applicable law, or any combination thereof.

“Permitted Individuals” shall have the meaning provided in Section 4.2(a).

“Pre-emptive Right Securities” means securities of Kolltan that the Investor has the right to acquire upon exercise of its “New Issue Rights of First Offer” under and as defined in Section 3 of the Investor Rights Agreement or upon exercise of any similar right provided to holders of Pre-emptive Right Securities that the Investor acquires as permitted by Section 2.1 of this Agreement.

“Preferred Stock” means the class or any series of the Preferred Stock, $.001 par value, of Kolltan or any other class or series of capital stock of Kolltan the shares of which are entitled to a preference or priority over the Common Stock in connection with the declaration or payment of dividends or the distribution of assets upon dissolution.

“Schlessinger” means Dr. Joseph Schlessinger and his heirs, executors, administrators, personal representatives and assigns.

“SEC” means the United States Securities and Exchange Commission.

“Series C Preferred Stock” means the Series C Convertible Preferred Stock, par value $.001 per share, of Kolltan.

“Subscription Agreement” means the Subscription Agreement, dated as of March 1, 2012, pursuant to which the Initial Investor has made the Subscription.

“Subsidiary” means, with respect to any Person (the “Parent”), any other Person in which the Parent, one or more Subsidiaries of the Parent, or the Parent and one or more of its Subsidiaries:

(1)                                 have the ability, through ownership of securities individually or as a group, ordinarily, in the absence of contingencies, to elect a majority of the directors (or individuals performing similar functions) of such other Person, or

(2)                                 own more than 50% of the Equity Interests of such other Person.

“Transfer” means any act pursuant to which, directly or indirectly, all or any part of title to, the ownership (including, without limitation, Beneficial Ownership) of or any other interest in the assets or securities in question is sold, transferred, conveyed, delivered, divided, participated, subjected to any Encumbrance, or otherwise disposed of, or any agreement, arrangement or understanding to take any such act.

“Vote” means the ability or right to vote, consent or give a waiver with respect to any equity securities regarding any matter or action, including, without limitation any such ability or right that arises under the General Corporation Law of the State of Delaware, the Certificate of Incorporation, Kolltan’s By-Laws, the terms of any equity security or the terms of any contract or other instrument relating to any equity security, and whether or not such ability or right to vote, consent or give a waiver is or may be exercised at a meeting of holders of securities or otherwise.

“Voting Power” means, as to any entity as of any date, the aggregate number of Votes entitled to be cast by holders of all outstanding equity securities or other equity interests of such entity as of such date in respect of such entity.

“Whole Board of Directors” means the number of directors of Kolltan who would be in office if there were no vacancies in the Board of Directors.

ARTICLE II

RESTRICTIONS ON ACQUISITION OR
TRANSFER OF KOLLTAN SECURITIES

2.1                               Acquisition Restrictions.  The Investor shall not, and it will cause each of its Affiliates and their respective Associates not to, directly or indirectly, either individually or as part of a Group, acquire, offer to acquire, or agree to acquire, by purchase, contract, lease, license, or otherwise, Beneficial Ownership of any Kolltan Securities other than purchase of shares of Series C Preferred Stock purchased by the Initial Investor pursuant to the Subscription Agreement; provided, however, that nothing in this Agreement shall prohibit the Investor from (i) acquiring shares of Common Stock upon conversion of the shares of Series C Preferred Stock issued to the Initial Investor pursuant to the Subscription Agreement into Common Stock pursuant to the Certificate of Incorporation, (ii) acquiring shares of Common Stock upon conversion or exercise of purchase or other rights pertaining to Pre-emptive Right Securities that the Investor is permitted to purchase pursuant to this Section 2.1, or (iii) so long as the Investor and its Affiliates and their respective Associates are not in breach or violation of any material term of this Agreement as determined in accordance with Section 5.12, exercising the Investor’s right to purchase Pre-emptive Right Securities.

2.2                               Limitation on Transfers.  The Investor shall not, and it shall cause each of its Affiliates and their respective Associates not to, directly or indirectly, either individually or as part of a Group, Transfer title to or Beneficial Ownership of any Investor Securities without Kolltan Approval, other than:

(a)                                 a Transfer of Investor Securities to an Affiliate of the Initial Investor if, prior to such Transfer, such Affiliate executes and delivers to Kolltan a counterpart of this Agreement or a joinder or similar agreement in the form specified by Kolltan, pursuant to which such Affiliate agrees to become a party to and bound by this Agreement to the same extent as the Investor and shall thereby become an Investor for purposes of this Agreement;

(b)                                 a Transfer of Series C Preferred Stock made pursuant to a Drag Along Transaction in accordance with Section 4 of the Investor Rights Agreement;

(c)                                  a bona fide Transfer of shares to a third party who has received Kolltan Approval if, prior to such Transfer, such transferee executes and delivers to Kolltan a standstill agreement substantially in the form of this Agreement as specified by Kolltan;

(d)                                 sales of Common Stock in unsolicited, open market transactions and in accordance with Rule 144 under the Securities Act of 1933, as amended, after Kolltan completes an initial public offering of its Common Stock and following any lock-up period(s) required by the Investor Rights Agreement or otherwise applicable to the Investor; and

(e)                                  sales of Investor Securities upon exercise by the Investor of “co-sale,” “tag-along” or similar rights that the Investor may have pursuant to the Investor Rights Agreement, pursuant to the Co-Sale Agreement or pursuant to the terms of any other agreement that is similar to the Investor Rights Agreement or the Co-Sale Agreement and which other agreement relates to any Pre-emptive Right Securities that the Investor is permitted to acquire by Section 2.1.

ARTICLE III

[INTENTIONALLY LEFT BLANK]

ARTICLE IV

CERTAIN ADDITIONAL AGREEMENTS

4.1                               Further Restrictions.  The Investor agrees that it will not, and it will cause each of its Affiliates and their respective Associates not to, directly or indirectly, alone or in concert with others, unless the Investor shall first have obtained Kolltan Approval, take any of the actions set forth below:

(a)                                 effect, seek, offer, propose (whether publicly or otherwise) or cause or participate in (whether by purchasing or offering to purchase securities or by taking any other action, including, without limitation, communicating with holders of Kolltan Securities), or assist, join, cause, induce, or encourage any other Person or Group to effect, seek, offer or propose (whether publicly or otherwise) or participate in:

(i)                                     any acquisition of Kolltan or its assets or any material portion of Kolltan’s assets which would result in a breach of Section 2.1 of this Agreement;

(ii)                                  any tender or exchange offer for any Kolltan Securities;

(iii)                               any merger, consolidation, share exchange or business combination involving Kolltan or any material portion of Kolltan’s business or any purchase, license, lease, or exchange of all or any substantial part of the assets of Kolltan or any material portion of its business;

(iv)                              any recapitalization, reorganization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Kolltan or any material portion of Kolltan’s business;

(v)                                 any “solicitation” of “proxies” (as such terms are used in the proxy rules under the 1934 Act promulgated by the SEC but without regard to the exclusion set forth in Section 14a-1(1)(2)(iv) from the definition of “solicitation”) with respect to Kolltan or any of its Affiliates or any action resulting in such Person becoming a “participant” in any “election contest” (as such terms are used in such proxy rules) with respect to Kolltan or any of its Affiliates; provided, however, that the foregoing prohibition on participation in (1) any such tender or exchange offer shall not prohibit the Investor or any of its Affiliates or any of their respective Associates from tendering Investor Securities in a tender or exchange offer after receiving Kolltan Approval pursuant to Section 2.2, (2) any such merger, consolidation, share exchange or business combination shall not prohibit the Investor or its Affiliates or their respective Associates from receiving, once such transaction has received Kolltan Approval and any necessary approval by Kolltan’s stockholders, any cash, securities, or other property in any such transaction on the same basis as other holders of the same class or series of Kolltan Securities as the Investor Securities, and (3) in any such recapitalization, reorganization, restructuring, liquidation, or other extraordinary transaction with respect to Kolltan shall not prohibit the Investor or its Affiliates or their respective Associates from receiving, once such transaction has received Kolltan Approval and any necessary approval by Kolltan’s stockholders, any cash, securities, or other property in any such transaction on the same basis as other holders of the same class or series of Kolltan Securities as the Investor Securities, so long as in any such case in the preceding clause (1) through (3) the Investor and its Affiliates and their respective Associates shall not have breached or violated the terms of this Agreement in respect of the particular transaction and the Investor and its Affiliates and their respective Associates shall not be in breach of any material term of this Agreement, as determined in accordance with Section 5.12.

(b)                                 propose for submission to a Vote of holders of Kolltan Securities or any securities of any of its Affiliates (i) any matter related to an acquisition of Kolltan, Kolltan Securities or any material portion of Kolltan’s assets or (ii) any other matter;

(c)                                  form, join or participate in a Group with respect to any Kolltan Securities;

(d)                                 grant any proxy with respect to any Kolltan Securities to any Person;

(e)                                  deposit any Investor Securities in a voting trust or subject any Investor Securities to any arrangement or agreement with respect to the Voting of such Investor Securities or other agreement having similar effect or obtain any right to Vote or direct the Voting of any Kolltan Securities, whether as trustee of a voting trust, by contract, or otherwise;

(f)                                   demand a meeting of the stockholders of Kolltan or nominate any person for election to the Board of Directors of Kolltan or for election or appointment as a member of Kolltan’s senior management;

(g)                                  take any other action to seek to exercise any Control, or seek to affect Control, over Kolltan, its Board of Directors or any of its Affiliates or the management or policies of Kolltan or any of its Affiliates; provided, however, that nothing in this clause (g) shall prohibit (1) ordinary course of business communications between the Initial Investor and Schlessinger, Altschul or Mr. Michael Schmertzler, so long as such individual is at the time serving as a director or executive officer of Kolltan, or Kolltan’s Chairman of the Board, Chief Executive Officer or President; or (2) participation in proceedings of the Board of Directors by an Observer;

(h)                                 request Kolltan or any of its directors, officers, employees, representatives, advisers, or agents to amend or waive this Agreement in any material respect;

(i)                                     enter into any discussion, negotiation, arrangement, or understanding with any Person or Group with respect to any matter or action referred to in the immediately preceding clauses (a) through (h), or advise, assist, encourage, or seek to persuade any other Person or any Group to take or refrain from taking any action with respect to any matter or action referred to in the immediately preceding clauses (a) through (h); or

(j)                                    disclose to any Person any intention, plan or arrangement inconsistent with the foregoing or, at any time when Kolltan is required to file reports with the SEC pursuant to Section 12 or Section 15(d) of the 1934 Act, form any such intention which would result in the Investor or any of its Affiliates or any of their respective Associates being required to make any such disclosure in any filing with a Governmental Authority or being required by applicable law to make a public announcement with respect thereto.

4.2                               Permitted Communications; Suspension of Restrictions.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, the Initial Investor shall be permitted to submit, from time to time following the date of this Agreement, one or more private, non-public requests to amend or waive this Agreement or proposals to acquire Control of Kolltan or relating to a possible Change in Control only if any such request or proposal meets all of the following criteria:

(i)                                     the request or proposal is communicated only to the Chief Executive Officer and the Chairman of the Board (the “Permitted Individuals”), and no one else who is a director, officer or employee of, or consultant to, Kolltan or who is a Beneficial Owner of any Kolltan Securities; and

(ii)                                  the request or proposal would not reasonably be expected to require public disclosure by Kolltan.

Initial Investor agrees that it will not and it will use its reasonable commercial efforts to cause each of its Affiliates and their respective Associates not to, directly or indirectly, alone or in concert with others, pursue further in any manner the acquisition of Control of Kolltan or a possible Change in Control other than by communications with the Permitted Individuals that are otherwise permissible pursuant to this Section 4.2(a), unless (x) the Initial Investor shall first have obtained Kolltan Approval or (y) the Permitted Individuals fail to provide any such written request or proposal to the Board of Directors and notify the Initial Investor that they have done so within 7 business days of receipt thereof.  In addition, following submission of any such private, non-public request or proposal in accordance with this Section 4.2(a), the Initial Investor agrees that it shall nonetheless remain subject to the applicable provisions of Section 4.1.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, the Initial Investor shall be permitted to submit, from time to time following the date of this Agreement, one or more private, non-public requests to amend or waive this Agreement or proposals to acquire Kolltan Securities or assets or enter into a licensing or collaboration agreement with Kolltan, in each case, that does not otherwise involve the acquisition of Control of Kolltan or a possible Change in Control.  Following submission of any such private, non-public request or proposal in accordance with this Section 4.2(b), the Initial Investor agrees that it shall nonetheless remain subject to the applicable provisions of Section 4.1.

(c)                                  The obligations of and restrictions applicable to Investor under Section 2.1, Section 4.1 and Section 4.2 shall be suspended in the event that and during the period after (i) Kolltan publicly announces that it has entered into an agreement with any person or group which provides for a transaction constituting a Change in Control, (ii) the Board of Directors

recommends that holders of Kolltan Securities tender their Kolltan Securities in connection with or vote in favor of a transaction constituting a Change in Control, (iii) any person or group publicly announces an intention to commence a tender offer for more than 50% of the Voting Power of Kolltan or (iv) the Board of Directors determines to initiate an auction process related to a transaction that, if consummated, would result in a Change in Control, in each case, until such time, if applicable, that such transaction is consummated, such agreement is terminated or such tender offer, or intention to commence such tender offer, is withdrawn or terminated or expires in accordance with its terms.

4.3                               Election of Directors.  In furtherance and not in limitation of the foregoing, the Investor agrees to, and it will cause each of its Affiliates and their respective Associates to, abstain from voting any shares of Series C Preferred Stock that it Beneficially Owns with respect to the election of any member of the Board of Directors.

ARTICLE V

MISCELLANEOUS

5.1                               Suspension; Election to Accept Other Terms.

(a)                                 The provisions of this Agreement shall be suspended if the Investor Securities cease to represent 7.5% or more of the Voting Power of the outstanding Kolltan Securities; provided, however, if at any time thereafter and prior to termination of this Agreement pursuant to Section 5.2 the Investor and its Affiliates and their respective Associates or any Group of which any of them is a member shall once again Beneficially Own Kolltan Securities that represent 7.5% or more of the Voting Power of the outstanding Kolltan Securities, then the provisions of this Agreement shall be reinstated.

(b)                                 If at any time after the date of this Agreement while this Agreement shall be in effect, Kolltan agrees to an investment in Kolltan by a company, other than [**] (or its Affiliates or their respective Associates), whose principal business is research, development, sales, or marketing of pharmaceutical products (an “Other Pharmaceutical Company”), pursuant to the terms of which investment Kolltan will issue Kolltan Securities to such Other Pharmaceutical Company in an amount such that such Other Pharmaceutical Company will Beneficially Own Kolltan Securities which entitle such Other Pharmaceutical Company to Voting Power of Kolltan that is equal to or greater than both (1) the Voting Power of the Investor Securities at the time of such investment and (2) 15.3% of the total Voting Power of Kolltan, then Kolltan shall by notice to the Initial Investor inform the Initial Investor of the terms of the standstill and other restrictions, if any, applicable to the Other Pharmaceutical Company that are of the same nature as those in Articles II and IV and Sections 5.1 and 5.2 of this Agreement (the “Other Pharmaceutical Company Standstill Terms”).  The Initial Investor may elect, by notice given to Kolltan within 30 days after the Initial Investor receives such notice of the Other Pharmaceutical Company Standstill Terms, to be governed by the Other Pharmaceutical Company Standstill Terms in lieu of the pertinent terms of this Agreement.  Time shall be of the essence in the Initial Investor giving such notice.  If the Initial Investor so elects and the Other

Pharmaceutical Company completes such investment in Kolltan, then promptly thereafter, the parties hereto shall enter into a written agreement amending this Agreement to implement the pertinent Other Pharmaceutical Company Standstill Terms for the Investor, as so elected by the Initial Investor, and the pertinent provisions of this Agreement shall be so amended once the parties enter into such agreement.  The provisions of this Agreement shall remain in effect until the parties execute and deliver, one to the other, such other agreement that sets forth the Other Pharmaceutical Company Standstill Terms.  If the Initial Investor shall not make a timely election, then the terms of this Agreement shall remain in effect.

(c)                                  If at any time after the date of this Agreement while this Agreement shall be in effect, it becomes evident to Kolltan both that (1) the Voting Power of the Investor Securities shall have become equal to or less than the Voting Power of Kolltan Securities Beneficially Owned by an Other Pharmaceutical Company and (2) the Voting Power of Kolltan Securities Beneficially Owned by an Other Pharmaceutical Company is equal to or greater than 15.3% of the total Voting Power of Kolltan, then, promptly after learning such information, Kolltan shall by notice to the Initial Investor inform the Initial Investor of the terms of the Other Pharmaceutical Company Standstill Terms.  The Initial Investor may elect, by notice given to Kolltan within five Business Days after the Initial Investor receives such notice of the Other Pharmaceutical Company Standstill Terms, to be governed by the Other Pharmaceutical Company Standstill Terms in lieu of the pertinent terms of this Agreement.  Time shall be of the essence in the Initial Investor giving such notice.  If the Initial Investor so elects, then promptly thereafter, the parties hereto shall enter into a written agreement amending this Agreement to implement the pertinent Other Pharmaceutical Company Standstill Terms for the Investor, as so elected by the Initial Investor, and the pertinent provisions of this Agreement shall be so amended once the parties enter into such agreement.  The provisions of this Agreement shall remain in effect until the parties execute and deliver, one to the other, such other agreement that sets forth the Other Pharmaceutical Company Standstill Terms.  If the Initial Investor shall not make a timely election, than the terms of this Agreement shall remain in effect.

5.2                               Termination.  The provisions of this Agreement shall terminate upon the earliest to occur of:

(a)                                 Change in Control of Kolltan or any sale, exchange, or other Transfer by stockholders of more than 50% of the outstanding Voting Power of Kolltan in a single transaction in compliance with Section 4 of the Investor Rights Agreement; or

(b)                                 written release of the Investor from this Agreement by Kolltan Approval.

5.3                               Notices.  All notices, consents, waivers and other communications required or permitted to be given by any provision of this Agreement shall be in writing to the addresses below and shall be effective (a) if sent by certified mail, postage prepaid, return receipt requested, three Business Days after being deposited for mailing with the facilities of the United States Postal Service, (b) if sent by hand, upon receipt, (c) if sent by a reputable nationwide overnight courier, charges prepaid, one Business Day after being sent or such later date as the records of such courier service show delivery to have been made to such address, or (d) if sent by facsimile transmission, with electronic confirmation of receipt, upon such confirmation if such transmission is on a Business Day, otherwise on the next Business Day following such transmission:

Investor:	Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 Phone: (650) 574-3000 Attention: Muz Mansuri Brett A. Pletcher Facsimile No.: (650) 578-9264

Kolltan:	Kolltan Pharmaceuticals, Inc. 300 George Street Suite 530 New Haven, Connecticut 06511 Attention: General Counsel

with a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 399 Park Avenue New York, New York 10022 Attention: David E. Redlick, Esq. Brian A. Johnson, Esq. Facsimile No.: (212) 230-8888

A party may change its address by notice to the other parties.  A notice of change of address shall not be deemed to have been given until five days after the recipient actually receives such notice.

5.4                               Assignment.  No party will assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder, without the prior written consent of each other party.  Notwithstanding the foregoing no consent of Kolltan shall be required for the Initial Investor’s assignment of this Agreement (1) by operation of law in a merger or consolidation of the Initial Investor into or with another Person or (2) to a Person to whom the Initial Investor transfers all or substantially all of its assets and business so long as in any such case in the preceding clause (1) or (2) prior to the effective time of such merger or consolidation the surviving or resulting Person, or prior to such transfer of assets and business such transferee, as the case may be, shall have executed and delivered an instrument, in form, scope, and substance reasonably acceptable to Kolltan expressly assuming the obligations of the Initial Investor hereunder and agreeing to be bound hereby.

5.5                               Entire Agreement.  This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter;

provided, however, that nothing in this Agreement shall abrogate, supersede, or release the Investor from any of its obligations under the Subscription Agreement, the Investor Rights Agreement any other written agreement between the parties executed contemporaneously with this Agreement.

5.6                               Waiver, Amendment, etc.  This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, all the parties.  No failure or delay of any party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

5.7                               Binding Agreement; No Third Party Beneficiaries.  This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  Nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof.

5.8                               Governing Law; Dispute Resolution; Equitable Relief.

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

(b)                                 In the event of a dispute arising under this Agreement between the parties, either party shall have the right to refer such dispute to the parties’ respective Chief Executive Officers, whereupon such Chief Executive Officers shall make a good faith attempt to resolve such dispute.

(c)                                  Each party irrevocably consents and agrees that any legal action, suit or proceeding against it with respect to its obligations or liabilities under or arising out of or in connection with this Agreement shall be brought only in the United States District Court for the Southern District of New York or, in the event (but only in the event) such court does not have subject matter jurisdiction over such action, suit or processing, in the courts of the State of New York sitting in the County of New York, and each party hereby irrevocably accepts and submits to the jurisdiction of each of the aforesaid courts in person, with respect to any such action, suit or proceeding (including claims for interim relief, counterclaims, actions with multiple defendants and actions in which such party is implead).  Each party irrevocably and unconditionally waives any right that it may have to a jury trial in any legal action, suit or processing with respect to, or arising out of or in connection with this Agreement.

(d)                                 The Investor agrees, and shall cause each of its Affiliates and their respective Associates to agree, that money damages would not be a sufficient remedy for any breach of this Agreement by it, and that in addition to all other remedies Kolltan may have, Kolltan shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach.  The Investor agrees, and shall cause each of its Affiliates and their respective Associates to agree, not to oppose the granting of such relief in the event a court determines that such breach has occurred, and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  Notwithstanding Section 5.8(b) hereof,  Kolltan shall have the right to seek injunctive or other equitable relief as a remedy with respect to a breach of this Agreement simultaneously with referring such dispute to the parties’ respective Chief Executive Officers or any attempt by the Chief Executive Officers to resolve such dispute.

5.9                               Severability.  The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.  To the extent permitted by applicable law, each party waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect.  If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.

5.10                        Counterparts.  This Agreement may be executed in one or more counterparts and by the parties on separate counterparts, each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

5.11                        Information.  The Investor will from time to time, upon written request of Kolltan, provide such information as Kolltan shall reasonably request for purposes of confirming compliance by the Investor and its Affiliates and their respective Associates with the terms of this Agreement or the Confidentiality Agreement, which information the Investor has or can obtain without unreasonable effort or expense; provided, however, that nothing herein shall obligate the Investor and its Affiliates and their respective Associates to provide information covered by attorney-client privilege or the provision of which would breach or violate a written confidentiality obligation of the Investor or its Affiliates and their respective Associates, in which cases written certification by the Investor Representative confirming compliance in relevant part shall be acceptable.  Kolltan shall, in accordance with the Confidentiality Agreement, hold in confidence and not use or disclose any confidential information provided to or learned by it in connection with its rights under this Section.

5.12                        Remedies.  In addition to any other remedies which may be available to Kolltan (including any remedies which Kolltan may have at law or in equity):

(a)                                 If the Investor breaches Article II, Section 4.1(a) or Section 4.1(b)(i) of this Agreement in any material respect, then (x) unless and until such breach is cured in all material respects or (y) unless such breach otherwise constitutes an Inadvertent Breach determined in accordance with Section 5.12(d), the Investor Securities shall not be entitled to Vote with respect to any matter or proposal arising from, related to or involving such breach without first obtaining Kolltan Approval, and no such purported Vote of the Investor Securities on such matter shall be effective or shall be counted.  Except as set forth in the immediately preceding sentence and in Section 4.3, nothing in this Agreement shall in any way diminish or limit the Initial Investor’s right to Vote the Investor Securities in any way that it desires, including on any amendment or waiver of any provision of any agreement between Kolltan and the Initial Investor.

(b)                                 The Investor agrees that Kolltan shall have no obligation to recognize, to reflect in its registers of owners of securities, or otherwise to honor Transfers of Kolltan Securities or other Equity Interests in Kolltan to the Investor or any of its Affiliates or any of their respective Associates which Transfers would cause the Investor and its Affiliates and their respective Associates to Beneficially Own Kolltan Securities or other Equity Interests in Kolltan in violation of this Agreement, any such Transfers shall be void and of no effect, and Kolltan shall be entitled to instruct any transfer agent or agents for such Kolltan Securities or other Equity Interests in Kolltan to refuse to recognize, to reflect in its registers of owners of securities, and to honor such Transfers.

(c)                                  In case at the time when the Investor shall have the right to purchase Pre- emptive Right Securities as permitted by clause (iii) of the proviso to Section 2.1 there shall be a dispute as to whether or not the Investor is in breach of a material term of this Agreement, any exercise of such right to purchase Pre-emptive Right Securities and the purchase thereof by the Investor shall be contingent on resolution of such dispute in favor of the Investor.  Such exercise and purchase shall be made in a manner and on express written terms such that such purchase shall be rescinded in case such dispute is resolved in favor of Kolltan rather than in favor of the Investor.

(d)                                 Notwithstanding any other provision of this Agreement to the contrary, a breach of a material term of this Agreement shall not result in the loss of (x) the Investor’s right to purchase additional Pre-emptive Right Securities pursuant to clause (iii) of the proviso to Section 2.1, (y) the Investor’s right to participate in certain transactions as provided in Section 4.1(a) or (z) the right to Vote the Investor Securities as provided in Section 5.12(a) if such breach shall constitute an “Inadvertent Breach,” as determined under this Section 5.12(d).  A breach shall be considered an Inadvertent Breach if it meets all of the following criteria:

(1)                                 the breach shall have been inadvertent and not by reason of negligent or willful conduct in breaching this Agreement and not done with reckless disregard of the obligations under this Agreement, knowingly in breach of this Agreement, or with intent to breach this Agreement, as shown by its nature and context;

(2)                                 the breach shall involve an oral statement or email message relating to an informal proposal or an informal suggestion or a request or discussion by the Initial Investor, the Investor Representative, or the Observer and,

(A)                               if the breach is made by oral statement it shall have been (i) addressed to any one or more of the Chairman of the Board, the Chief Executive Officer or the President of Kolltan or Schlessinger or Altschul, and no one else who is a director, officer or employee of, or consultant to, Kolltan or who is a Beneficial Owner of any Kolltan Securities, or (ii) made by the Observer at a meeting of the Board of Directors, or a portion of any such meeting, that the Observer is entitled to attend, and in any such case in the immediately preceding clause (i) or (ii) shall be a matter that the individual causing such breach believed at the time of making the statement to be in, or not opposed to, the best interests of Kolltan; or

(B)                               if the breach is contained in an email message, it shall have been addressed to any one or more of the Chairman of the Board, the Chief Executive Officer, or

the President of Kolltan or Schlessinger or Altschul, and no one else who is a director, officer, or employee of, or consultant to, Kolltan or who is a Beneficial Owner of any Kolltan Securities; and

(3)                                 by reason of such breach Kolltan shall not have been required, based on the advice of its legal counsel, to have made public disclosure of the conduct or contents of the statements constituting such breach.

For purposes of determining whether a breach is an Inadvertent Breach, the Investor and its Affiliates and their respective Associates shall be deemed to know the terms of this Agreement.  If the Initial Investor learns that a breach of this Agreement by the Investor or any of its Affiliates or any of their respective Associates may have occurred, the Initial Investor shall notify Kolltan of such fact as promptly as practical, but in no event later than three Business Days after the Initial Investor learns that an Inadvertent Breach may have occurred.  Such notice shall be accompanied by such information about the nature and circumstances of such breach as the Initial Investor may have or may obtain without unreasonable effort or expense.  The Initial Investor shall provide such other information or explanation concerning such possible breach as Kolltan may reasonably request, promptly, but in no event later than three Business Days after such request or such longer period as Kolltan may permit.

5.13                        Legend.  In addition to the restrictive legends provided in the Subscription Agreement and the Investor Rights Agreement, the Investor agrees, and shall cause its Affiliates and the respective Associates of the Investor and its Affiliates to agree, to the imprinting of a legend on any of the certificates representing any Investor Securities in the following form:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STANDSTILL AGREEMENT, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE CORPORATION’S OFFICE.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON SALE, TRANSFER AND VOTING.

Kolltan may impose stop-transfer instructions and restrictions relating in this Agreement in its and any transfer agent’s records.

5.14                        Effectiveness.  This Agreement shall become effective on the Closing Date.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers or other representatives thereunto duly authorized as of the day and year first set forth above.

KOLLTAN PHARMACEUTICALS, INC.

By:	/s/ Michael Scmertzler
Michael Schmertzler
Chief Executive Officer

GILEAD SCIENCES, INC.

By:	/s/ John F. Milligan
Name: John F. Milligan
Title: President and COO

[Signature Page to Standstill Agreement]